Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Autolus Therapeutics plc

The Mediaworks

191 Wood Lane

London W12 7FP

United Kingdom

3 May 2022

Ladies and Gentlemen:

Re:	Autolus Therapeutics plc — Registration Statement on Form F-3 — Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Autolus Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-3 (the “Registration Statement”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have taken instructions solely from the Company.

1.2

The Registration Statement relates to the resale by certain securityholders of up to 12,180,333 American Depositary Shares (the “ADSs”) representing 12,180,333 ordinary shares with a nominal value of $0.000042 each in the capital of the Company (the “Ordinary Shares”).

1.3	We are rendering this letter at the request of the Company in connection with the Registration Statement.

1.4

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

1.5

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	a PDF copy of the Registration Statement filed by the Company with the SEC on 3 May 2022;

2.2

a PDF copy of a registration rights agreement governed by the laws of England and Wales between the Company and certain shareholders, including Syncona Portfolio Limited, dated 26 June 2018 (the “Registration Rights Agreement”);

2.3	a PDF executed copy of a reorganisation agreement between the Company and certain sellers of shares in Autolus Limited dated 15 June 2018 (the “Reorganisation Agreement”);

2.4

PDF copies, certified as true copies by the Company’s company secretary (the “Company Secretary”), of the current articles of association of the Company adopted on 26 June 2018 (the “Current Articles”) and the articles of association of the Company adopted on 14 June 2018 (the “Prior Articles”);

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Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above.

Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

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2.5

PDF copies, certified as true copies by the Company’s Company Secretary, of the certificate of incorporation of the Company dated 2 February 2018 and the certificate of incorporation on re-registration of the Company as a public company dated 18 June 2018;

2.6

PDF executed copies, certified as true copies by the Company’s Company Secretary, of the written resolutions of the board of directors of the Company (the “Board” or the “Directors”) passed on (1) 15 June 2018 whereby it was resolved, inter alia, to approve the allotment and issue of shares to shareholders of Autolus Limited in connection with the share exchange provided for in the Reorganisation Agreement and the reorganisation of the issued share capital of the Company; and (2) 3 May 2022 whereby it was resolved, inter alia, to authorise the Company to prepare and execute and file with the SEC under the Securities Act a registration statement or registration statements, for the purpose of registering the sale of the ADSs sold pursuant to the Registration Statement (together, the “Board Resolutions”); and

2.7

PDF copies, certified as true copies by the Company’s Company Secretary, of the written resolutions passed by the shareholder(s) of the Company on (1) 14 June 2018 resolving inter alia, to adopt the Prior Articles and (2) 15 June 2018 resolving, inter alia, to approve the reorganisation of the issued share capital of the Company (together, the “Shareholder Resolutions”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 3:41pm. (London time) on 3 May 2022 (the “Online Search”); and

3.2

a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 3:38pm. (London time) on 3 May 2022 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	OPINIONS

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinions set out in paragraph 6 (Scope of Opinions) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that as at the date of this letter:

4.1	The Company has been duly incorporated and is existing as a public company with limited liability under English law.

4.2

The Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company, or that any petition for the winding-up of the Company has been presented.

4.3	The Ordinary Shares were validly issued, fully paid or credited as fully paid, and are not subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinions in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

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5.2	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

5.3	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.4	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.5

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made;

5.6

no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act 2006 (the “Companies Act”) and no such notice shall have been received as at the date of the Registration Statement;

5.7

the Prior Articles remained in full force and effect and no alteration was made to the Prior Articles prior to the adoption of new articles of association of the Company on its re-registration as a public limited company on 18 June 2018;

5.8	the Current Articles remain in full force and effect and no alteration has been made or will be made to the Current Articles;

5.9

to the extent that the obligations of the Company under the Registration Statement, the Registration Rights Agreement and the Reorganisation Agreement (each a “Relevant Agreement” and together, the “Relevant Agreements”) may be dependent upon such matters, each of the parties to such Relevant Agreement:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)

is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgements, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform the Relevant Agreements;

(d)

is duly qualified to engage in the activities contemplated by the Relevant Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Relevant Agreements;

(e)

is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts or arbitral tribunal specified in such Relevant Agreement and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents;

5.10	each Relevant Agreement (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

5.11

there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of any of the Relevant Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Relevant Agreements;

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5.12

in relation to the Relevant Agreements and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that each issuance of Ordinary Shares was made in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.13

the Company is, and the Company and each party to the Relevant Agreements will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.14	the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded;

5.15

the resolutions set out in the Board Resolutions referred to in paragraph 2.6 (Documents) were validly passed as written resolutions in accordance with the Prior Articles or Current Articles, as applicable, that all eligible directors of the Company (being all the directors of the Company who would have been entitled to vote on the matter had it been proposed as a resolution at a directors’ meeting, but excluding any director whose vote is not to be counted in respect of a particular matter) signed one or more copies of the Board Resolutions, that all relevant provisions of the Companies Act and the Prior Articles or Current Articles, as applicable, were complied with and the Prior Articles or Current Articles, as applicable, were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect;

5.16

the Shareholder Resolutions referred to in paragraph 2.7 (Documents) were duly passed as written resolutions on 14 June 2018 or 15 June 2018, as applicable, that the requisite majority of eligible shareholders signed one or more copies of the written resolutions, that all provisions of the Companies Act and the Prior Articles were duly observed and that such resolutions were duly passed and have not been revoked or varied and remain in full force and effect, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.17

the Ordinary Shares were allotted and issued pursuant to the authority granted to the Directors pursuant to section 551 of the Companies Act under Article 12 of the Prior Articles and such allotment was not subject to the statutory pre-emption rights under section 561 of the Companies Act pursuant to Article 12 of the Prior Articles, and that the Directors did not allot or issue (or purport to allot or issue) any Ordinary Shares and did not grant rights (or purport to grant rights) to subscribe for any Ordinary Shares, or convert any security into Ordinary Shares, in excess of such authority or in breach of any other limitation on their authority or power to allot and issue shares or grant rights to subscribe for, or convert any security into, Ordinary Shares;

5.18	all Ordinary Shares were duly allotted by the Board in accordance with the Prior Articles and the requirements of all applicable laws;

5.19	no Ordinary Shares were allotted or issued at a discount to their nominal value (whether in dollars or equivalent in any other currency);

5.20

at the time of the allotment and issue of the Ordinary Shares, the Company received in payment for such shares the equivalent number of shares in Autolus Limited pursuant to the share exchange provided for in the Reorganisation Agreement, and the Company entered the holder or holders thereof in the register of members of the Company showing that all such shares had been fully paid up as to their nominal value and any premium thereon as at the date of such allotment;

5.21

there is and will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any Ordinary Shares;

5.22	the Company has not taken any corporate or other action and no steps have been taken or legal proceedings have been started against the Company for the liquidation, winding-up,

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dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is insolvent or has been dissolved or declared bankrupt;

5.23

all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed;

5.24

there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.25

all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.26

all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement have been or will be duly made or obtained and are, or will be, in full force and effect;

5.27

no ADSs or Ordinary Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (the “UK Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the ADSs or the Ordinary Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

5.28	in issuing Ordinary Shares, the Company was not carrying on a regulated activity for the purposes of section 19 of FSMA;

5.29

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the ADSs or the Ordinary Shares in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act); and

5.30

no application has been or will be made for any Ordinary Shares to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

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6.	SCOPE OF OPINIONS

6.1	The opinions given in this letter are limited to English law as it would be applied by English courts on the date of this letter

6.2

We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated in paragraph 4 (Opinions).

6.3

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinions in paragraph 4 (Opinions), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinions in paragraph 4 (Opinions).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinions given in this letter are given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

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In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5	We have made no enquiries of any individual connected with the Company.

8.	DISCLOSURE AND RELIANCE

8.1

This letter is addressed to you solely for your benefit in connection with the Registration Statement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

8.2

This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

Cooley (UK) LLP